Exhibit 99.1

PRESS RELEASE

AbbVie Announces Michael Severino, M.D. to Lead R&D Organization and Drive Continued Pipeline Advancement

New Chief Scientific Officer Brings Wealth of Experience in Biotech and Key Therapeutic Areas

NORTH CHICAGO, Ill., May 15, 2014 — AbbVie (NYSE: ABBV) has named Michael Severino, M.D. its new Executive Vice President, Research & Development (R&D) and Chief Scientific Officer.  Dr. Severino’s track record of innovation within the biotech industry aligns with AbbVie’s vision as a new biopharmaceutical leader with a rapidly emerging pipeline.

Dr. Severino’s responsibilities include leading the R&D, Medical Affairs and Regulatory Affairs organizations at AbbVie.  Globally, AbbVie has more than 7,000 people in the collective scientific organization dedicated to discovering and developing a steady stream of new medicines for patients.  Severino will bring insights and expertise from his career spanning genomics and development within the biotech industry.

At Amgen, Dr. Severino most recently served as Senior Vice President and Chief Medical Officer, leading the clinical development strategy across therapeutic areas including inflammation/immunology, neuroscience, oncology and cardiovascular disease, among others.  In his 10 years with the company, he held numerous roles of increasing responsibility across the R&D organization. Prior to his tenure at Amgen, Dr. Severino held increasing levels of responsibility in biologics and genomics research at Merck.

“AbbVie is pleased to welcome Dr. Severino to our new company,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “We are fortunate to have a leader of his caliber to steer our efforts to develop treatments for today’s toughest health challenges.  He will be instrumental in moving our pipeline and strategy forward.”

“AbbVie’s reputation as a leader in healthcare is well recognized,” said Michael Severino, M.D.  “I am impressed by the quality of the people, the science and the pipeline and I am honored to be a part of the new company.”

AbbVie Inc.	+1 (847) 938-9190
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064

About AbbVie

AbbVie is a global, research-based biopharmaceutical company formed in 2013 following separation from Abbott Laboratories. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases. AbbVie employs approximately 25,000 people worldwide and markets medicines in more than 170 countries. For further information on the company and its people, portfolio and commitments, please visit www.abbvie.com. Follow @abbvie on Twitter or view careers on our Facebook or LinkedIn page.

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Media: Jennifer Smoter (847) 935-8865	Investors: Larry Peepo (847) 935-6722